Exhibit 99.1

Sucampo and Numab Sign Drug Discovery Collaboration

BETHESDA, Md. & WÄDENSWIL, Switzerland--(BUSINESS WIRE)--September 8, 2011--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), an international pharmaceutical company, and Numab AG today announced that Sucampo’s wholly owned subsidiary, Sucampo AG, and Numab AG, have entered into a research and development collaboration that provides Sucampo with access to Numab’s proprietary technology for the discovery of high-affinity antibodies against certain selected targets. Sucampo will have exclusive commercial rights to any biologic products successfully developed and commercialized in the course of the collaboration.

Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman, Chief Scientific Officer and Chief Executive Officer of Sucampo, said, “This agreement highlights our deep commitment to developing novel therapeutics that meet unmet medical needs. We look forward to working with the Numab team to develop and commercialize novel biologic products.”

Dr. Ueno continued, “This agreement also is an opportunity to maximize our knowledge of a variety of targets that result in several large, underserved patient populations. By applying Numab’s antibody technology to these targets, we plan to develop biologic products with a different mechanism of action that will be complementary to the prostone-based compounds we now have in development.”

David Urech, Ph.D., Chief Scientific Officer and Co-Chief Executive Officer, and Oliver Middendorp, Ph.D., Chief Business Officer and Co-Chief Executive Officer, of Numab are both pleased to have Sucampo as a partner. “This collaboration is an important milestone in Numab’s corporate development as it validates both Numab’s excellent scientific capabilities as well as its business model, which includes offering first class antibody discovery to the pharmaceutical industry.” Oliver Middendorp said.

Terms of the agreement

Under the terms of the agreement, Sucampo will provide Numab with up to 5,000,000 Swiss francs as collateral for a loan to Numab from a third party. Sucampo may name up to four targets against which Numab will use their proprietary technology to discover high-affinity antibodies and to develop these to an IND-ready stage. Numab is eligible for FTE-based payments and discovery success-dependent fees. If a biologic is successfully developed, Numab and Sucampo may enter into a license arrangement in which Numab will be entitled to clinical development milestone payments and increasing tiered royalties on net sales. Sucampo will be responsible for clinical development and will retain all commercial rights to any resulting biologic product.

About Numab’s antibody technology

Numab possesses a breakthrough antibody discovery technology that has been deliberately designed to approach complex integral membrane proteins such as GPCRs or ion channels, both major drug target classes that are not amenable to conventional antibody technologies. Traditionally, these target classes have been approached by small molecule drugs. Their use as therapeutics is, however, oftentimes limited by inadequate target specificities frequently resulting in treatment-limiting adverse effects. In contrast, antibodies are generally highly specific for their target thereby passing the shortcomings of small molecule drugs. In summary, Numab’s technology allows exploiting the advantages of antibodies for a broader range of targets.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc., an international pharmaceutical company based in Bethesda, Maryland, is focused on the discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones which occur naturally in the human body as a result of enzymatic (15-PGDH) transformation of certain fatty acids was first identified by Dr. Ryuji Ueno, Sucampo’s Chairman and Chief Executive Officer. He founded Sucampo Pharmaceuticals in 1996 with Dr. Sachiko Kuno, founding Chief Executive Officer and currently Executive Advisor, International Business Development, and a member of the Board of Directors. For more information about Sucampo Pharmaceuticals, please visit www.sucampo.com.

About Numab AG

Numab is a recently founded, privately-owned Swiss biotech company located in Wädenswil, Zurich. The Company is managed by an experienced team and applies its proprietary breakthrough antibody discovery technology to offer first class antibody discovery to the pharmaceutical industry and to pursue proprietary development projects. For more information about Numab AG, please visit www.numab.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2010, and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, except as required by law.

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CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, +1-240-223-3834
kdesantis@sucampo.com
or
Numab AG
Oliver Middendorp
info@numab.com